Arch Capital Group Ltd.


                           Earnings Release Supplement

                               As of June 30, 2002



                               INDEX TO SUPPLEMENT
================================================================================

                                                                      PAGE
                                                                   -----------

Earnings Release................................................         1

Consolidated Statements of Income...............................         7

Consolidated Balance Sheets.....................................         8

Consolidated Statements of Changes in Shareholders' Equity......         9

Consolidated Statements of Comprehensive Income.................         10

Consolidated Statements of Cash Flows...........................         11

Supplemental Financial Information..............................         12

ARCH CAPITAL GROUP LTD. REPORTS SECOND QUARTER RESULTS

HAMILTON, BERMUDA, August 8, 2002 -- Arch Capital Group Ltd. (NASDAQ: ACGL) reported that net premiums written for the 2002 second quarter were $223.0 million, of which the Company's reinsurance and insurance operations contributed net premiums written of $176.6 million and $46.4 million, respectively. For the six months ended June 30, 2002, net premiums written were $503.7 million, of which the Company's reinsurance and insurance operations contributed net premiums written of $441.5 million and $62.2 million, respectively. The Company also reported that, for the period from January 1 to July 31, 2002, its reinsurance subsidiaries have entered into reinsurance treaties and other reinsurance arrangements that are expected to provide approximately $800 million of annualized net reinsurance premiums, a substantial portion of which will be recorded in calendar year 2002.

The following table summarizes the Company's financial performance for the three and six month periods ended June 30, 2002 and 2001. Comparisons of 2002 and 2001 results of operations are not meaningful due to the changes in the Company's business during 2001 resulting from the Company's new underwriting initiatives and the related capital infusions. In addition, certain prior period information has been reclassified to conform to the current presentation. After-tax operating income is defined as net income, excluding net realized investment gains or losses on investment sales, equity in net income or loss of investees, non-cash compensation charges, and foreign exchange gains or losses. The increase in diluted average shares outstanding from 2001 to 2002 was primarily due to the issuance of convertible preference shares and Class A warrants in connection with the Company's capital infusion in November 2001 and the issuance of 7,475,000 common shares in connection with a public offering completed by the Company in April 2002.


                                                      (Unaudited)                             (Unaudited)
                                                   Three Months Ended                       Six Months Ended
Summary of Results                                      June 30,                                June 30,
                                           -----------------------------------     -----------------------------------
(in thousands)                                   2002               2001                2002               2001
                                           -----------------   ---------------     ----------------   ----------------

Net premiums written.....................        $223,025            $6,719             $503,736             $9,557
Net premiums earned......................         113,459             5,565              180,986              7,198
Total revenues...........................         135,807            23,191              215,300             40,073

Components of Net Income:
  Operating income.......................          15,514             3,079               23,882              4,635
  Net realized investment gains                       389             5,633                 (773)            11,837
  (losses)...............................
  Provision for non-cash compensation....          (8,094)             (270)             (11,766)              (577)
  Reversal of deferred tax asset                    7,421                --                7,421                 --
  valuation allowance....................
  Net foreign exchange gains.............           3,352                --                3,244                 --
  Equity in net income (loss) of                      644              (42)                1,184                498
  investees..............................
                                           -----------------   ---------------     ----------------   ----------------
  Net income.............................         $19,226            $8,400              $23,192            $16,393
                                           =================   ===============     ================   ================



                                                      (Unaudited)                             (Unaudited)
                                                   Three Months Ended                       Six Months Ended
Summary of Results                                      June 30,                                June 30,
                                           -----------------------------------     -----------------------------------
(continued)                                      2002               2001                2002               2001
                                           -----------------   ---------------     ----------------   ----------------

Per Share Results:
  Operating income.......................           $0.27             $0.24                $0.43              $0.37
  Net realized investment gains                      0.01              0.43                (0.01)              0.92
  (losses)...............................
  Provision for non-cash compensation....           (0.14)            (0.02)               (0.21)             (0.05)
  Reversal of deferred tax asset                     0.12                --                 0.13                 --
  valuation allowance....................
  Net foreign exchange gains.............            0.06                --                 0.06                 --
  Equity in net income (loss) of                     0.01             (0.00)                0.02               0.04
  investees..............................
                                           -----------------   ---------------     ----------------   ----------------
  Net income.............................           $0.33             $0.65                $0.42              $1.28
                                           =================   ===============     ================   ================

Diluted average shares outstanding.......      58,877,515        12,844,000           54,981,185         12,818,160


As set forth in the above table, for the three months ended June 30, 2002, the Company's after-tax operating income was $15.5 million, or $0.27 per share, and for the six months ended June 30, 2002, after-tax operating income was $23.9 million, or $0.43 per share. Net income for the 2002 second quarter was $19.2 million, or $0.33 per share, and for the six months ended June 30, 2002, net income was $23.2 million, or $0.42 per share. Net income for the 2002 second quarter and for the six months ended June 30, 2002 included a benefit of $7.4 million, or $0.12 and $0.13 per diluted share, respectively, resulting from a reversal of a valuation allowance on certain of the Company's deferred tax assets. Such reversal was based on the Company's recently completed restructuring of its U.S.-based insurance underwriting operations and its business plan. In addition, the Company recorded an after-tax provision for non-cash compensation in the 2002 second quarter and for the six months ended June 30, 2002 of $8.1 million, or $0.14 per diluted share, and $11.8 million, or $0.21 per diluted share, respectively, related to the vesting of restricted common shares.

In the 2002 second quarter, net foreign exchange gains of $3,352,000 consisted of an unrealized gain of $3,263,000 and a realized gain of $89,000. Net foreign exchange gains for the six months ended June 30, 2002 of $3,244,000 consisted of an unrealized gain of $3,263,000 and a realized loss of $19,000. The net unrealized gain resulted from the translation of foreign denominated monetary assets and liabilities at June 30, 2002 as required by generally accepted accounting principles ("GAAP"). Under GAAP, accounts that are classified as monetary assets and liabilities, such as premiums receivable and the reserve for losses and loss adjustment expenses, are revalued at each balance sheet date. Accounts that are classified as non-monetary are not revalued. Pursuant to GAAP, the unearned premium reserve is classified as non-monetary and, accordingly, was not revalued at June 30, 2002. If the unearned premium reserve was considered a monetary asset under GAAP, the unrealized foreign exchange gain would have been reduced by $3.3 million for the three and six month periods ended June 30, 2002.

In establishing the reserves for losses and loss adjustment expenses, the Company made various assumptions relating to the pricing of its reinsurance contracts and insurance policies, historical industry experience and current industry conditions. In its reserving process, the Company recognized that there is a possibility of adverse deviation from the assumptions made due to several factors primarily related to the Company's start-up nature, including the fact that very limited historical information has been reported to the Company as of June 30, 2002.

Other operating expenses were $14.9 million for the 2002 second quarter, compared to $4.8 million for the 2001 second quarter. For the first six months of 2002, other operating expenses were $28.2 million, compared to $8.4 million for the same prior year period. The increase in other operating expenses was due to acquisitions completed by the Company in 2001 and the operating expenses associated with the Company's new underwriting initiatives.

Net investment income for the 2002 second quarter was $11.6 million, compared to $3.1 million in the 2001 second quarter. For the first six months of 2002, net investment income was $20.8 million, compared to $6.2 million for the same prior year period. The increase in net investment income was due to the significant increase in the Company's invested assets resulting from (i) the capital infusion completed in November 2001, (ii) the proceeds received from the public offering of the Company's common shares in April 2002 and (iii) cash flow from operations. The Company invested these funds in high quality fixed income securities which had an average Standard & Poor's quality rating of "AA-" and an average duration of 2.8 years at June 30, 2002.

Net realized investment gains for the 2002 second quarter on a pre-tax and after-tax basis were $2.5 million and $389,000, respectively. The net realized gain consisted of a $5.9 million gain on the sale of a privately held equity investment, which was partially offset by the sale of certain fixed income securities.

The following table details components of the combined ratio for the reinsurance, insurance and total underwriting operations of the Company on both a GAAP and statutory basis for the three and six month periods ended June 30, 2002. The difference between the GAAP and statutory ratios shown below results from the difference in the expense ratios. The statutory expense ratios are based on net premiums written, while the GAAP expense ratios are based on net premiums earned. In calculating expenses incurred under GAAP, the Company is deferring a portion of its underwriting expenses.


                                                                                 (Unaudited)
                                                                             Three Months Ended
Operating Information by Segment                                                June 30, 2002
                                                          ----------------------------------------------------------
(in thousands)                                              Reinsurance           Insurance              Total
                                                          -----------------    -----------------    ----------------

Net premiums written..................................          $176,619              $46,406            $223,025
Net premiums earned...................................            96,330               17,129             113,459
GAAP underwriting income (loss).......................            10,389               (3,425)              6,964

Combined Ratio:
  Statutory Basis.....................................             92.5%               104.5%               94.6%
  GAAP Basis..........................................             89.2%               120.0%               93.9%



                                                                                 (Unaudited)
                                                                              Six Months Ended
                                                                                June 30, 2002
                                                          ----------------------------------------------------------
                                                            Reinsurance           Insurance              Total
                                                          -----------------    -----------------    ----------------

Net premiums written..................................          $441,480              $62,256            $503,736
Net premiums earned...................................           151,863               29,123             180,986
GAAP underwriting income (loss).......................            14,238               (3,449)             10,789

Combined Ratio:
  Statutory Basis.....................................             89.4%               102.5%               91.3%
  GAAP Basis..........................................             90.6%               111.8%               94.0%


Paul Ingrey, Chairman and Chief Executive Officer of Arch Reinsurance Ltd., stated, "We remain very pleased with the level and quality of the business opportunities presented to us. We expect to continue to add to our current portfolio of business, which is diversified across various classes of business, in an insurance marketplace that continues to strengthen."

For the three and six month periods ended June 30, 2002, the statutory expense ratios for the insurance segment were 27.4% and 24.1%, respectively. On a GAAP basis, the expense ratios were 42.9% and 33.4%, respectively. The insurance segment expenses are reflected net of certain policy-related fee income. The statutory and GAAP combined ratios for the insurance operating segment reflect "start-up" operating expenses of $2.1 million and $3.7 million, respectively, for the three and six month periods ended June 30, 2002.

Commenting on the progress of the Company's insurance group, Constantine Iordanou, President and Chief Executive Officer of Arch Insurance Group, said "Our insurance activity continues to increase at a very rapid pace. Our experienced and talented management team and strong financial position have resulted in a very robust level of submissions. We expect that the progress we have made during the last six months will produce an even higher level of future activity."

At June 30, 2002 and December 31, 2001, the Company's consolidated shareholders' equity was $1.25 billion and $1.02 billion, respectively. On a diluted basis, the per share book value at June 30, 2002 increased to $20.27 from $19.59 at December 31, 2001. The increase in diluted book value per share was primarily attributable to the net effects of issuing 7,475,000 common shares at $25.50 per share in the stock offering completed by the Company in April 2002, and an increase in unrealized appreciation of investments of $10.9 million. These increases were partially offset by the effects of the issuance on June 28, 2002 of 875,753 additional Series A convertible preference shares pursuant to a post-closing purchase price adjustment mechanism under the Subscription Agreement. The diluted per share book value reflects the Company's outstanding convertible preference shares and Class A warrants, but does not take into account certain potential adjustments. If such potential adjustments were triggered, the diluted pro forma book value at June 30, 2002 would have been reduced by $0.91 per share. The calculation of the Company's book value per share amounts and the potential adjustments to book value per share are included in (and described in) the accompanying supplemental financial information.

The Company will hold a conference call for investors and analysts at 10:00 a.m. Eastern Time on August 9. A live webcast of this call will be available at http://www.vcall.com/EventPage.asp?ID=82027 and will be archived on VCall's website from 12:00 p.m. Eastern Time on August 9 through midnight Eastern Time on September 9, 2002. A telephone replay of the conference call also will be available beginning on August 9 at 12:00 p.m. Eastern Time until August 12 at 10:00 a.m. Eastern Time. To access the replay, domestic callers should dial 877-660-6853, passcode 39793, and international callers should dial 201-612-7415, passcode 39793.

Arch Capital Group Ltd., a Bermuda-based company with over $1.2 billion in equity capital, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.


Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company's current views with respect to future events and financial performance. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or their negative or variations or similar terminology.

Forward-looking statements involve the Company's current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and include:

     o the Company's ability to successfully implement its business strategy, including implementing procedures and internal controls to support the value of the Company's business and its regulatory and reporting requirements;

     o acceptance of the Company's products and services and security by brokers and insureds;

     o acceptance of the Company's business strategy, security and financial condition by rating agencies and regulators;

     o general economic and market conditions (including as to inflation and foreign currency exchange rates) and conditions specific to the reinsurance and insurance markets in which the Company operates;

     o competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

     o the Company's ability to successfully integrate new management and operating personnel and to establish and maintain operating procedures to effectively support the Company's new underwriting initiatives and to develop accurate actuarial data and develop and implement actuarial models and procedures;

     o    the loss of key personnel;

     o the integration of businesses the Company has acquired or may acquire into its existing operations;

     o greater than expected loss ratios on business written by the Company's insurance and reinsurance subsidiaries and adverse development on claim and/or claim expense liabilities related to business written by its insurance and reinsurance subsidiaries;

     o    severity and/or frequency of losses;

     o claims for natural or man-made catastrophic events in the Company's insurance or reinsurance business could cause large losses and substantial volatility in the Company's results of operations;

     o acts of terrorism, other hostilities or other unforecasted and unpredictable events;

     o losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of its prior reinsurance business or to others in connection with the May 5, 2000 asset sale;

     o availability to the Company of reinsurance to manage its gross and net exposures;

     o the failure of reinsurers, managing general agents or others to meet their obligations to the Company's insurance and reinsurance subsidiaries;

     o the timing of claims payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

     o    changes in the financial environment, including interest rates;

     o changes in accounting principles or the application of such principles by accounting firms or regulators;

     o statutory or regulatory developments, including as to tax policy and matters and insurance and other regulatory matters (such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers) and government provision or back-stopping of insurance (including for acts of terrorism); and

     o    rating agency policies and practices.


In addition, other general factors could affect the Company's results, including: (a) developments in the world's financial and capital markets and the Company's access to such markets; (b) changes in regulation or tax laws applicable to the Company, its subsidiaries, brokers or customers; and (c) the effects of business disruption or economic contraction due to terrorism or other hostilities.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.


                                            ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
                                                CONSOLIDATED STATEMENTS OF INCOME
                                                (in thousands, except share data)

                                                                   (Unaudited)                             (Unaudited)
                                                                Three Months Ended                      Six Months Ended
                                                                     June 30,                               June 30,
                                                              2002               2001                2002               2001
                                                        -----------------   ---------------     ---------------    ---------------
Revenues
Net premiums written..................................        $223,025            $6,719            $503,736             $9,557
Increase in unearned premiums.........................        (109,566)           (1,154)           (322,750)            (2,359)
                                                        -----------------   ---------------     ---------------    ---------------
Net premiums earned...................................         113,459             5,565             180,986              7,198
Net investment income.................................          11,611             3,078              20,778              6,238
Net realized investment gains.........................           2,476             9,605               1,011             18,609
Equity in net income of investees.....................             778                33               1,576                921
Fee income............................................           4,131             3,711               7,705              5,426
Net commission income.................................              --             1,199                  --              1,681
Net foreign exchange gains............................           3,352                --               3,244                 --
                                                        -----------------   ---------------     ---------------    ---------------
Total revenues........................................         135,807            23,191             215,300             40,073

Expenses
Losses and loss adjustment expenses...................          80,304             5,526             130,844              7,071
Acquisition expenses..................................          17,755                --              25,065                 --
Other operating expenses..............................          14,854             4,761              28,178              8,440
Provision for non-cash compensation...................           8,636               275              12,764                634
                                                        -----------------   ---------------     ---------------    ---------------
Total expenses........................................         121,549            10,562             196,851             16,145

Income Before Income Taxes............................          14,258            12,629              18,449             23,928

Income tax (benefit) expense..........................          (4,968)            4,229              (4,743)             7,535
                                                        -----------------   ---------------     ---------------    ---------------

Net Income............................................         $19,226            $8,400             $23,192            $16,393
                                                        =================   ===============     ===============    ===============

Net Income Per Share Data
Basic.................................................           $0.95             $0.65               $1.39              $1.28
Diluted...............................................           $0.33             $0.65               $0.42              $1.28

Average Shares Outstanding
Basic.................................................      20,323,114        12,832,261          16,691,051         12,809,572
Diluted...............................................      58,877,515        12,844,000          54,981,185         12,818,160



                                            ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
                                                   CONSOLIDATED BALANCE SHEETS
                                                (in thousands, except share data)

                                                                                          (Unaudited)
                                                                                            June 30,              December 31,
                                                                                              2002                    2001
                                                                                       -------------------     -------------------
Assets
Investments:
Fixed maturities available for sale, at fair value (amortized cost:
2002, $1,043,700; 2001, $467,154)....................................................        $1,056,780                $468,269
Short-term investments available for sale, at fair value (amortized cost:  2002,
$176,119; 2001, $477,058)............................................................           175,720                 476,820
Publicly traded equity securities available for sale, at fair value (cost:  2002,-- ;
2001, $960)..........................................................................                --                     235
Securities held in escrow, at fair value (amortized cost:  2002,--; 2001, $22,156)...                --                  22,156
Privately held securities (cost:  2002, $31,537; 2001, $41,587)......................            31,571                  41,608
                                                                                       -------------------     -------------------
Total investments....................................................................         1,264,071               1,009,088
                                                                                       -------------------     -------------------

Cash.................................................................................            37,641                   9,970
Accrued investment income............................................................            13,681                   7,572
Premiums receivable..................................................................           330,086                  59,463
Unpaid losses and loss adjustment expenses recoverable ..............................           137,051                  90,442
Paid losses and loss adjustment expenses recoverable.................................            22,315                  14,418
Prepaid reinsurance premiums.........................................................            56,430                  58,961
Goodwill.............................................................................            28,823                  26,336
Deferred income tax asset............................................................            18,342                  13,716
Deferred acquisition costs...........................................................            61,803                   5,412
Other assets.........................................................................            37,493                  18,323
                                                                                       -------------------     -------------------
Total Assets.........................................................................        $2,007,736              $1,313,701
                                                                                       ===================     ===================
......................................................................................
Liabilities
Reserve for losses and loss adjustment expenses......................................          $266,590                $113,507
Unearned premiums....................................................................           408,759                  88,539
Reinsurance balances payable.........................................................            38,147                  47,029
Reserve for loss of escrowed assets..................................................                --                  18,833
Other liabilities....................................................................            48,193                  25,424
                                                                                       -------------------     -------------------
Total Liabilities....................................................................           761,689                 293,332
                                                                                       -------------------     -------------------
Commitments and Contingencies

Shareholders' Equity
Preferred shares ($0.01 par value, 50,000,000 shares authorized, issued: 2002,
36,563,488, 2001, 35,687,735)........................................................               366                     357
Common shares ($0.01 par value, 200,000,000 shares authorized, issued: 2002,
23,795,740, 2001, 13,513,538)........................................................               238                     135
Additional paid-in capital...........................................................         1,282,401               1,039,887
Deferred compensation under share award plan.........................................           (59,241)                 (8,230)
Retained earnings (deficit)..........................................................            11,582                 (11,610)
Accumulated other comprehensive income consisting of unrealized
appreciation (decline) in value of investments, net of income tax....................            10,701                    (170)
                                                                                       -------------------     -------------------
Total Shareholders' Equity...........................................................         1,246,047               1,020,369
                                                                                                               -------------------
Total Liabilities & Shareholders' Equity.............................................        $2,007,736              $1,313,701
                                                                                       ===================     ===================


                                            ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
                                   CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                                          (in thousands)

                                                                                          (Unaudited)
                                                                                        Six Months Ended
                                                                                            June 30,
                                                                                  2002                    2001
                                                                           -------------------     -------------------
Preference Shares
Balance at beginning of year.............................................              $357                      --
Preference shares issued.................................................                 9                      --
                                                                           -------------------     -------------------
Balance at end of period.................................................               366                      --
                                                                           -------------------     -------------------

Common Shares
Balance at beginning of year.............................................               135                    $127
Common shares issued.....................................................               103                       2
                                                                           -------------------     -------------------
Balance at end of period.................................................               238                     129
                                                                           -------------------     -------------------

Additional Paid-in Capital
Balance at beginning of year.............................................         1,039,887                 288,016
Common shares issued.....................................................           242,514                   2,360
                                                                           -------------------     -------------------
Balance at end of period.................................................         1,282,401                 290,376
                                                                           -------------------     -------------------

Deferred Compensation Under Share Award Plan
Balance at beginning of year.............................................            (8,230)                   (341)
Restricted common shares issued..........................................           (63,615)                 (1,772)
Deferred compensation expense recognized.................................            12,604                     634
                                                                           -------------------     -------------------
Balance at end of period.................................................           (59,241)                 (1,479)
                                                                           -------------------     -------------------

Retained Earnings (Deficit)
Balance at beginning of year, as previously reported.....................           (11,610)                (30,916)
Adjustment to retroactively adopt the equity method of accounting
  for the original investment in ART Services............................                --                  (2,710)
                                                                           -------------------     -------------------
Balance at beginning of year, as adjusted................................           (11,610)                (33,626)
Net income...............................................................            23,192                  16,393
                                                                           -------------------     -------------------
Balance at end of period.................................................            11,582                 (17,233)
                                                                           -------------------     -------------------

Accumulated Other Comprehensive Income
Unrealized Appreciation (Decline) in Value of Investments, Net of
  Income Tax
Balance at beginning of year.............................................              (170)                 18,432
Adjustment to retroactively adopt the equity method of accounting for
  the original investment in ART Services................................                --                    (309)
                                                                           -------------------     -------------------
Balance at beginning of year, as adjusted................................              (170)                 18,123
Change in unrealized appreciation (decline) in value of investments......            10,871                 (18,264)
                                                                           -------------------     -------------------
Balance at end of period.................................................            10,701                    (141)
                                                                           -------------------     -------------------

Total Shareholders' Equity...............................................        $1,246,047                $271,652
                                                                           ===================     ===================


                                            ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
                                         CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                                          (in thousands)

                                                                                                 (Unaudited)
                                                                                               Six Months Ended
                                                                                                   June 30,
                                                                                         2002                    2001
                                                                                  -------------------     -------------------
Comprehensive Income (Loss)
Net income......................................................................           $23,192                 $16,393
Other comprehensive income (loss), net of tax
  Unrealized appreciation (decline) in value of investments:
    Unrealized holding gains (losses) arising during period.....................            10,098                  (6,427)
    Reclassification of net realized losses (gains) included in net income......               773                 (11,837)
                                                                                  -------------------     -------------------
  Other comprehensive income (loss).............................................            10,871                 (18,264)
                                                                                  -------------------     -------------------
Comprehensive Income (Loss).....................................................           $34,063                 ($1,871)
                                                                                  ===================     ===================



                                            ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
                                              CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                         (in thousands)

                                                                                                      (Unaudited)
                                                                                                   Six Months Ended,
                                                                                                        June 30,
                                                                                              2002                    2001
                                                                                       -------------------     -------------------
Operating Activities
Net income...........................................................................           $23,192                 $16,393
  Adjustments to reconcile net income to net cash provided
   by operating activities:
     Net realized investment gains...................................................            (1,011)                (18,610)
     Provision for non-cash compensation.............................................            12,764                     634
     Net unrealized foreign exchange gains...........................................            (3,263)                     --
     Changes in:
      Reserve for losses and loss adjustment expenses, net...........................           106,430                    (253)
      Unearned premiums..............................................................           322,458                   5,163
      Premiums receivable............................................................          (267,316)                 (5,971)
      Accrued investment income......................................................            (5,894)                   (326)
      Reinsurance recoverables.......................................................            (2,436)                 (2,668)
      Reinsurance balances payable...................................................            (9,490)                    205
      Deferred acquisition costs.....................................................           (56,391)                   (473)
      Deferred income tax asset......................................................            (4,626)                    302
      Other liabilities..............................................................            16,801                  (3,017)
      Other items, net...............................................................           (17,513)                  8,329
                                                                                       -------------------     -------------------
Net Cash Provided By (Used For) Operating Activities.................................           113,705                    (292)
                                                                                       -------------------     -------------------

Investing Activities
Purchases of fixed maturity investments..............................................          (885,654)               (112,225)
Release of escrowed assets...........................................................           (18,833)                     --
Sales of fixed maturity investments..................................................           300,277                  65,899
Purchases of equity securities.......................................................                --                     (19)
Sales of equity securities...........................................................            13,802                  44,468
Net sales of short-term investments..................................................           329,843                  37,500
Acquisition of Rock River Insurance Company, net of cash and investments.............            (2,513)                     --
Acquisition of ART Services, net of cash.............................................                --                 (34,159)
Acquisition of American Independent Insurance Holding Company, net of cash...........                --                     224
Purchases of furniture, equipment and other..........................................            (2,073)                   (633)
                                                                                       -------------------     -------------------
Net Cash (Used For) Provided By Investing Activities.................................          (265,151)                  1,055
                                                                                       -------------------     -------------------

Financing Activities
Common stock issued..................................................................           179,154                      --
Purchase of treasury shares..........................................................                --                     (48)
Debt retirement and other............................................................               (37)                    (73)
                                                                                       -------------------     -------------------
Net Cash Provided By (Used For) Financing Activities.................................           179,117                    (121)
                                                                                       -------------------     -------------------

Increase in cash.....................................................................            27,671                     642
Cash beginning of year...............................................................             9,970                  11,481
                                                                                       -------------------     -------------------
Cash end of period...................................................................           $37,641                 $12,123
                                                                                       ===================     ===================


                                           ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
                                              SUPPLEMENTAL FINANCIAL INFORMATION
                                         (dollars in thousands, except per share data)

                                                                    (Unaudited)                           (Unaudited)
                                                                Three Months Ended                     Six Months Ended
                                                                     June 30,                              June 30,
                                                              2002               2001               2002              2001
                                                         ================   ===============     ==============   ===============

Investment Portfolio Statistics
  Investment income yield (at amortized cost):
  Pre-tax..............................................           4.1%              5.2%               3.6%              4.9%
  After-tax............................................           3.6%              4.6%               3.1%              4.5%



                                                           (Unaudited)
                                                            June 30,         December 31,
                                                              2002               2001
                                                         ----------------   ---------------

  Average duration (in years)..........................            2.8               1.9
  Average credit quality (Standard & Poors)............            AA-               AA-



Segment Information

The Company classifies its businesses into two underwriting segments - reinsurance and insurance - and a corporate segment (non-underwriting). Segment performance is evaluated based on underwriting income or loss. Other revenue and expense items are not evaluated by segment. The accounting policies of the segments are the same as those used for the consolidated financial statements.

The reinsurance segment consists of the Company's reinsurance underwriting subsidiaries, Arch Reinsurance Ltd., based in Bermuda, and Arch Reinsurance Company, based in the United States. The reinsurance segment's strategy is to write significant portions of business on a select number of specialty property and casualty treaties. Classes of business focused on by the Company's reinsurance subsidiaries include property catastrophe reinsurance; other property business (losses on a single risk, both excess of loss and pro rata); casualty; other specialty business (which includes non-standard auto, surety and workers' compensation); marine, aviation and space; casualty clash; and non-traditional business.

The insurance segment includes the Company's primary underwriting subsidiaries, Arch Insurance Company (formerly known as First American Insurance Company), Arch Specialty Insurance Company (formerly known as Rock River Insurance Company), Arch Excess & Surplus Insurance Company (formerly known as Cross River Insurance Company) and American Independent Insurance Company. The insurance segment is comprised of six profit centers, including property, casualty, executive assurance, healthcare, professional liability insurance, program business, and other (currently identified as the non-standard auto business of American Independent Insurance Company and the lenders business of Arch Insurance Company).

The corporate segment (non-underwriting) includes net investment income and net realized gains or losses and other corporate expenses incurred by the Company. Other items of revenue and expenses of the Company are not evaluated at the segment level. The corporate segment also includes the results of Hales & Company Inc., the Company's merchant banking subsidiary.

The following tables set forth an analysis of the Company's underwriting income or loss by segment for the three and six month periods ended June 30, 2002, together with a reconciliation of underwriting income or loss to net income. Due to the significant changes in the Company's operations due to the new underwriting initiative, comparisons between 2002 and 2001 results are not meaningful.


                                                                                        (Unaudited)
                                                                                    Three Months Ended
                                                                                       June 30, 2002
                                                                 ----------------------------------------------------------
Operating Information by Segment (in thousands)                    Reinsurance           Insurance              Total
                                                                 -----------------    ----------------     ----------------

Net premiums written.........................................          $176,619             $46,406             $223,025
Net premiums earned..........................................            96,330              17,129              113,459
Fee income...................................................                --               2,767                2,767
Losses and loss adjustment expenses..........................           (67,100)            (13,204)             (80,304)
Acquisition expenses.........................................           (16,226)             (1,529)             (17,755)
Operating expenses...........................................            (2,615)             (8,588)             (11,203)
                                                                 -----------------    ----------------     ----------------
GAAP underwriting income (loss)..............................           $10,389             ($3,425)              $6,964
                                                                 =================    ================

Net investment income........................................                                                     11,611
Net realized gains on investments............................                                                      2,476
Equity in net income of investees............................                                                        778
Net foreign exchange gains...................................                                                      3,352
Other fee income.............................................                                                      1,364
Other corporate expenses.....................................                                                     (3,651)
Provision for non-cash compensation..........................                                                     (8,636)
Income tax benefit...........................................                                                      4,968
                                                                                                           ----------------
Net income...................................................                                                    $19,226
                                                                                                           ================

Statutory Basis (1)
Loss ratio...................................................             69.7%               77.1%                70.8%
Acquisition expense ratio (2)................................             19.0%                0.6%                15.3%
Other operating expense ratio................................              3.8%               26.8%                 8.5%
                                                                 -----------------    ----------------     ----------------
Combined ratio...............................................             92.5%              104.5%                94.6%
                                                                 -----------------    ----------------     ----------------

GAAP Basis (1)
Loss ratio..................................................              69.7%               77.1%                70.8%
Acquisition expense ratio (2)...............................              16.8%               (7.2%)               13.2%
Other operating expense ratio...............................               2.7%               50.1%                 9.9%
                                                                 -----------------    ----------------     ----------------
Combined ratio..............................................              89.2%              120.0%                93.8%
                                                                 -----------------    ----------------     ----------------


(1) The loss ratios for statutory and GAAP are based on earned premiums. The statutory expense ratios are based on net premiums written, while the GAAP expense ratios are based on net premiums earned.

(2) The acquisition expense ratio is adjusted to include certain policy-related fee income.


                                                                                        (Unaudited)
                                                                                     Six Months Ended
                                                                                       June 30, 2002
                                                                 ----------------------------------------------------------
Operating Information by Segment (in thousands)                    Reinsurance           Insurance              Total
                                                                 -----------------    ----------------     ----------------

Net premiums written.........................................          $441,480             $62,256             $503,736
Net premiums earned..........................................           151,863              29,123              180,986
Fee income...................................................                --               3,935                3,935
Losses and loss adjustment expenses..........................          (108,005)            (22,839)            (130,844)
Acquisition expenses.........................................           (23,487)             (1,578)             (25,065)
Operating expenses...........................................            (6,133)            (12,090)             (18,223)
                                                                 -----------------    ----------------     ----------------
GAAP underwriting income (loss)..............................           $14,238             ($3,449)             $10,789
                                                                 =================    ================

Net investment income........................................                                                     20,778
Net realized gains on investments............................                                                      1,011
Equity in net income of investees............................                                                      1,576
Net foreign exchange gains...................................                                                      3,244
Other fee income.............................................                                                      3,770
Other corporate expenses.....................................                                                     (9,955)
Provision for non-cash compensation..........................                                                    (12,764)
Income tax benefit...........................................                                                      4,743
                                                                                                           ----------------
Net income...................................................                                                    $23,192
                                                                                                           ================

Statutory Basis (1)
Loss ratio...................................................             71.1%               78.4%                72.3%
Acquisition expense ratio (2)................................             15.5%               (2.9%)               13.2%
Other operating expense ratio................................              2.8%               27.0%                 5.8%
                                                                 -----------------    ----------------     ----------------
Combined ratio...............................................             89.4%              102.5%                91.3%
                                                                 -----------------    ----------------     ----------------

GAAP Basis (1)
Loss ratio..................................................              71.1%               78.4%                72.3%
Acquisition expense ratio (2)...............................              15.5%               (8.1%)               11.7%
Other operating expense ratio...............................               4.0%               41.5%                10.0%
                                                                 -----------------    ----------------     ----------------
Combined ratio..............................................              90.6%              111.8%                94.0%
                                                                 -----------------    ----------------     ----------------


(1) The loss ratios for statutory and GAAP are based on earned premiums. The statutory expense ratios are based on net premiums written, while the GAAP expense ratios are based on net premiums earned.

(2) The acquisition expense ratio is adjusted to include certain policy-related fee income.

Summary information about net premiums written produced by line of business for the reinsurance segment for the three and six month periods ended June 30, 2002 is as follows:


                                                            (Unaudited)                             (Unaudited)
                                                        Three Months Ended                       Six Months Ended
                                                           June 30, 2002                           June 30, 2002
                                                 ----------------------------------      ----------------------------------
(in thousands)                                      Premiums          % Of Total            Premiums          % Of Total
                                                    Written                                  Written
                                                 ---------------    ---------------      ----------------    --------------

Reinsurance Segment
Net Premiums Written by
Class of Business:

  Property catastrophe......................          $28,315              16.0%               $79,030             17.9%
  Other property business...................           41,203              23.3%                83,875             19.0%
  Casualty..................................           16,128               9.1%                56,868             12.9%
  Other specialty business..................           71,194              40.3%               101,449             23.0%
  Marine, aviation and space................            9,639               5.5%                28,598              6.5%
  Casualty clash............................            1,779               1.0%                12,929              2.9%
  Non-traditional business..................            8,361               4.8%                78,731             17.8%
                                                 ---------------    ---------------      ----------------    --------------
  Total.....................................         $176,619             100.0%              $441,480            100.0%
                                                 ===============    ===============      ================    ==============


Summary information about net premiums written produced by line of business for the insurance segment for the three and six month periods ended June 30, 2002 is as follows:


                                                            (Unaudited)                             (Unaudited)
                                                        Three Months Ended                       Six Months Ended
                                                           June 30, 2002                           June 30, 2002
                                                 ----------------------------------      ----------------------------------
(in thousands)                                      Premiums          % Of Total            Premiums          % Of Total
                                                    Written                                  Written
                                                 ---------------    ---------------      ----------------    --------------

Insurance Segment
Net Premiums Written by
Class of Business:

  Executive assurance.......................          $10,871              23.4%               $12,783             20.5%
  Casualty..................................           10,579              22.8%                10,579             17.0%
  Program business..........................            6,429              13.8%                 8,696             14.0%
  Property..................................            5,130              11.1%                 5,130              8.3%
  Professional liability....................            2,138               4.6%                 2,138              3.4%
  Other.....................................           11,259              24.3%                22,930             36.8%
                                                 ---------------    ---------------      ----------------    --------------
  Total.....................................          $46,406             100.0%               $62,256            100.0%
                                                 ===============    ===============      ================    ==============


Calculation of Book Value Per Share

The following actual book value per share calculations are based on shareholders' equity of $1,246,047 at June 30, 2002 (unaudited) and $1,020,369 at December 31, 2001 (audited).


                                                                 (Unaudited)
                                                                June 30, 2002                       December 31, 2001
                                                       ---------------------------------    -----------------------------------
                                                       Common Shares       Cumulative        Common Shares         Cumulative
                                                       and Potential       Book Value        and Potential         Book Value
                                                       Common Shares       Per Share         Common Shares         Per Share
                                                       ---------------    --------------    ---------------     ---------------
Per common share (1)...............................       23,795,740           $20.10          13,513,538             $20.05
Series A convertible preference shares (2).........       36,563,488           $20.64          35,687,735             $20.74
Dilutive Class A warrants (3)......................        1,112,468           $20.27           1,206,206             $20.24
Restricted common shares (4).......................               --                            1,689,629             $19.59
                                                       ---------------                      ---------------
Common shares and potential common shares..........       61,471,696                           52,097,108
                                                       ===============                      ===============


(1) Book value per common share at June 30, 2002 and December 31, 2001 was determined by dividing (i) the difference between total shareholders' equity and the aggregate liquidation preference of the Series A convertible preference shares of $767.8 million and $749.4 million, respectively, by (ii) the number of common shares outstanding.

(2) Includes preference shares that were issued by the Company on November 20, 2001 in exchange for $763.1 million of cash. The number of preference shares issued was based on the estimated per share price of $21.38. The estimated per share price was based on (i) the Company's total shareholders' equity as of June 30, 2001 (adjusted for certain amounts as described in the Subscription Agreement entered in connection with the capital infusion (the "Subscription Agreement")), divided by (ii) the total number of common shares outstanding as of June 30, 2001, which was 12,863,079. In addition, the amount of preference shares at June 30, 2002 includes 875,753 preference shares that were issued by the Company on June 28, 2002 pursuant to a post-closing purchase price adjustment mechanism under the Subscription Agreement. Each preference share is convertible at any time and from time to time at the option of the holder thereof into one fully paid and nonassessable common share, subject to possible adjustment.

(3) Includes the net number of common shares that would be issued under the Class A warrants, primarily issued in connection with the capital infusion transaction, calculated using the treasury stock method. Class A warrants to purchase an aggregate of 3,842,450 and 5,401,707 common shares were outstanding as of June 30, 2002 and December 31, 2001, respectively. Class A warrants are immediately exercisable at $20 per share and expire September 19, 2002. In April 2002, 1,559,257 Class A warrants were canceled in exchange for 446,608 newly issued common shares.

(4) Represents restricted common shares issued in connection with the November 2001 capital infusion transaction. These restricted common shares are included in common shares at June 30, 2002.

Potential Adjustments to Book Value Per Share

The following are potential adjustments to book value per share at June 30, 2002 and December 31, 2001, excluding the effects of stock options, that could be made if certain future events described below occur.


                                                               (Unaudited)
                                                              June 30, 2002                          December 31, 2001
                                                     ---------------------------------       ----------------------------------
                                                                          Cumulative                              Cumulative
                                                                          Potential                                Potential
                                                      Contingently       Adjustments          Contingently       Adjustments
                                                        Issuable         to Book Value          Issuable        to Book Value
                                                      Common Shares       Per Shares          Common Shares       Per Share
                                                     ---------------    --------------       --------------- -- ---------------
Contingently issuable:
  Series A convertible preference shares (1).......            --                --               875,765             ($0.33)
  Series A convertible preference shares (2).......     2,831,174            ($0.89)            2,831,174             ($1.31)
  Class B warrants (3).............................        43,428            ($0.91)               33,495             ($1.32)


(1) Amount at December 31, 2001 represents an estimate of the amount of additional Series A convertible preference shares that will be issued to the new investors during the second quarter of 2002 pursuant to a post-closing purchase price adjustment mechanism under the Subscription Agreement. The per share price was based on (i) the Company's total shareholders' equity as of June 30, 2001 as set forth on the audited balance sheet, adjusted for certain items as described in the Subscription Agreement, divided by (ii) the total number of common shares outstanding as of June 30, 2001. Consistent with such estimate, 875,753 preference shares were issued to the new investors on June 28, 2002 and are reflected in the amount of preference shares at June 30, 2002.

(2) Represents an estimate of the amount of additional Series A preference shares that would be issued under the Subscription Agreement in the event that on or prior to September 19, 2005 (1) the closing price of the Company's common shares is at least $30 per share for at least 20 out of 30 consecutive trading days or (2) a change in control occurs (either case, a "Triggering Event"). Pursuant to the Subscription Agreement, the Company has agreed to issue to the new investors additional Series A preference shares such that the audited per share price is adjusted downward by $1.50 per preference share.

(3) Includes the number of common shares that would be issued under the Class B warrants for purposes of calculating diluted book value per share under the treasury stock method. Class B warrants to purchase an aggregate of 150,000 common shares were outstanding as of June 30, 2002 and December 31, 2001 and expire September 19, 2005. Class B warrants are exercisable at $20 per share when (1) the closing price of the Company's common shares is at least $30 per share for at least 20 out of 30 consecutive trading days or (2) a change in control occurs.

Pursuant to the Subscription Agreement, a post-closing purchase price adjustment will be calculated in November 2003 (or such earlier date as agreed upon by the Company and the investors thereunder) based on an adjustment basket. The adjustment basket will be equal to (1) the difference between value realized upon sale and the GAAP book value at the closing of the capital infusion (November 2001) (as adjusted based on a pre-determined growth rate) of agreed upon non-core businesses; plus (2) the difference between GAAP net book value of the Company's insurance balances attributable to the Company's core insurance operations with respect to any policy or contract written or having an effective date prior to November 20, 2001 at the time of the final adjustment and those balances at the closing; minus (3) reductions in book value arising from costs and expenses relating to the transaction provided under the Subscription Agreement, actual losses arising out of breach of representations under the Subscription Agreement and certain other costs and expenses. If the adjustment basket, which will be calculated by the Company's independent auditors, is less than zero, the Company will issue additional preference shares to the investors based on the decrease in value of the components of the adjustment basket. If the adjustment basket is greater than zero, the Company is allowed to use cash in an amount based on the increase in value of the components of the adjustment basket to repurchase common shares (other than any common shares issued upon conversion of the preference shares or exercise of the Class A warrants). If the adjustment basket is less than zero and in the event that a Triggering Event occurs, the Company agreed to issue additional preference shares to the investors as a further adjustment. In addition, on the fourth anniversary of the closing, there will be a calculation of a further adjustment basket based on (1) liabilities owed to Folksamerica (if any) under the Asset Purchase Agreement, dated as of January 10, 2000, between the Company and Folksamerica, and (2) specified tax and ERISA matters under the Subscription Agreement.